UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2013 (May 3, 2013)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Wickes Building Supplies Retail Warehouse

On May 3, 2013, American Realty Capital Global Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in a Wickes Building Supplies retail warehouse located in Blackpool, United Kingdom for a contract purchase price of $6.1 million. The seller, Aviva Investors Pensions Limited, had no material relationship with the Company and the acquisition was not an affiliated transaction.

The property contains 29,679 rentable square feet and is 100% leased to Wickes Building Supplies Limited, a subsidiary of Travis Perkins plc (LSE: TPK), the largest supplier of building materials in the United Kingdom. The original lease has a 25-year term with 11.4 years remaining at the date of acquisition. Rent is adjusted to market every five years. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.  The annualized straight line rental income is $0.5 million.

A copy of the press release announcing the Company’s acquisition of a Wickes warehouse is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Santander Loan

On May 3, 2013, the Company, through an indirect wholly owned subsidiary of its operating partnership, entered into a loan agreement (the “Loan”) with Santander in the amount of $3.0 million (based upon an exchange ratio of $1.56 to each £1 as of the date of the acquisition). The Loan provides for quarterly interest payments with all principal outstanding being due on the maturity date in May 2018. The Loan bears interest at 3.675%, fixed by an interest rate swap.

The Loan may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lender has the right to terminate its obligations under the Loan and to accelerate the payment on any unpaid principal amount of the Loan.

The description of the Loan in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Loan, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Item 8.01. Other Events.

On May 3, 2013, the Company raised in excess of $20.0 million in aggregate gross proceeds from all investors for shares of its common stock, allowing it to break escrow in Ohio and Tennessee. Accordingly, the Company is now accepting subscriptions from all states, except for Pennsylvania, which maintains a $75.0 million minimum offering amount.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of the parent of the lessee, Travis Perkins plc, as described under Item 2.01 of this Current Report on Form 8-K.

Travis Perkins plc currently posts its financial statements in annual reports on its website at www.travisperkinsplc.co.uk, and the following summary financial data regarding Travis Perkins plc are taken from such source:

	Fiscal Year Ended December 31,
(Amounts in Millions)	2012 (Audited)	2011 (Audited)	2010 (Audited)
Consolidated Condensed Statements of Income
Revenue	£4,844.9	£4,779.1	£3,152.8
Operating profit	300.5	290.5	219.8
Net income	259.6	212.4	141.3

(Amounts in Millions)	December 31, 2012 (Audited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)
Consolidated Condensed Balance Sheets
Total assets	£4,357.2	£4,191.2	£4,078.2
Non-current interest bearing loans and borrowings	195.2	598.2	760.9
Total liabilities	2,049.1	2,083.4	2,126.4
Total shareholders’ equity	2,308.1	2,107.8	1,951.8

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: May 7, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors